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                        UNITED STATES                         OMB APPROVAL
             SECURITIES AND EXCHANGE COMMISSION       OMB NUMBER: 3235-0058
                   WASHINGTON, D.C. 20549             Expires: January 31, 2005
                                                      Estimated average burden
                         FORM 12b-25                  hours per response: 2.50
                                                      --------------------------

                 NOTIFICATION OF LATE FILING          --------------------------
                                                            SEC FILE NUMBER
                                                                0-8565
                                                      --------------------------

                                                      --------------------------
                                                             CUSIP NUMBER
                                                              568423107
                                                      --------------------------

(Check One): [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K |X| Form 10-Q
[ ] Form N-SAR

                    For Period Ended:               March 31, 2003
                                       ----------------------------------------
                    [ ] Transition Report on Form 10-K
                    [ ] Transition Report on Form 20-F
                    [ ] Transition Report on Form 11-K
                    [ ] Transition Report on Form 10-Q
                    [ ] Transition Report on Form N-SAR
                    For the Transition Period Ended:
                                                    ---------------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

MARINE PETROLEUM TRUST
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Full Name of Registrant

N/A
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Former Name if Applicable

c/o Bank of America, N.A., Royalty Management, 901 Main Street, 17th Floor
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Address of Principal Executive Office (Street and Number)

Dallas, Texas 75202-3714
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]               (b)    The subject annual report, semi-annual report,
                         transition report on Form 10-K, Form 20-F, 11-K, Form
                         N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



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PART III -- NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

                        (ATTACH EXTRA SHEETS IF NEEDED)


The subject quarterly report on Form 10-Q for the quarterly period ended March 31, 2003 could not be filed within the prescribed time period because the financial information required for the completion and filing of the report is not yet available due to difficulties in finalizing the registrant's financial results for the quarterly period.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Ron Hooper                (214)                   209-2444
         ---------------------    --------------------    ---------------------
                (Name)                (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                 [X] Yes [ ] No
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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             MARINE PETROLEUM TRUST
               ---------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: May 15, 2003       By: /s/ RON E. HOOPER
                             --------------------------------------------------
                             Ron E. Hooper
                             Senior Vice President Royalty Management on behalf of Bank of America Private Bank, not in its individual capacity but solely as the trustee of Marine Petroleum Trust